Exhibit 10.1

February 26, 2007

Mr. Clifford K. Bown

Executive Vice President, Chief Financial Officer

VASCO Data Security International, Inc.

1901 South Myers Road, Suite 210

Oakbrook Terrace, IL 60181

Dear Mr. Bown:

This letter is a supplement to your employment agreement with VASCO Data Security International, Inc. (VASCO) dated January 1, 2003 (“Employment Agreement”) and confirms our mutual understanding of the terms and conditions applicable to your assignment to work in Switzerland. It is understood that your Employment Agreement will continue in full force and effect, but you agree that such assignment will not be deemed a violation of paragraph 3(d) of the Employment Agreement for the duration of this assignment. The assignment is subject, of course, to obtaining the required entry and work permits, and your acceptance of the terms and conditions outlined in this letter.

The effective date of your international assignment is April 1, 2007. It is agreed that your assignment will last for a period of two years, notwithstanding termination of the Employment Agreement in accordance with its terms and conditions. Your home base city will be designated as Oak Brook Terrace, Illinois. You will be considered an employee of VASCO Data Security in the US, and your employment services are being loaned to (“the Swiss entity”) for the duration of your assignment. The terms and conditions outlined in this letter will be in effect for the duration of this assignment only. Should the assignment continue beyond two years, then new terms will be agreed upon with you.

At the end of the assignment, it is expected that you will return to your home base city at your then base salary. In no event will your then base salary be less than your current base plus any increases determined by the Compensation Committee of the Board of Directors of VASCO in accordance with the Employment Agreement. At the time of your return, you will stop receiving the premiums, allowances, and differentials provided under the terms of this letter.

Base Salary and Bonus Scheme

Your base salary will continue to be determined by the Compensation Committee of the Board of Directors of VASCO in accordance with your Employment Agreement and paid by bi-monthly installments directly into your nominated bank account. Such base salary shall in no event be less than your current annual base salary of $250,000.

Your annual performance bonus amounts and related performance targets will also be determined annually by the Compensation Committee of the Board of Directors of VASCO in accordance with your Employment Agreement. The annual targeted bonus amount shall in no event be less than your current annual target bonus of $150,000.

Employee Benefit Plans

Where possible, VASCO will maintain your current participation in home country benefit plans. Such benefits may be changed from time to time by VASCO at its sole discretion. None of the additional compensation components (cost-of-living allowance, housing, etc.) will be included in plan earnings. Contributions to the home country social security programs will be continued by both you and VASCO where legally permitted under a social security agreement. Additional health care in Switzerland will be provided as needed for you and your partner.

Relocation Allowance

You will receive a payment of USD 10,000 immediately prior to the start of your assignment. This payment is intended to cover the incidental costs associated with your relocation that are not reimbursed under other provisions outlined in this letter.

Split Delivery of Pay

You will remain on your home country payroll for administrative purposes. However, part of your compensation will be paid in Swiss Francs (CHF) to meet your needs while on assignment, and the remainder will be deposited into your bank account in your home country. The appropriate split will be agreed with you.

Goods and Services Allowance

A goods and services allowance will be paid to compensate you for the higher cost of goods and services in Switzerland. Your goods and services allowance will, therefore, be USD 2,630 per month, and will commence once you have moved into your permanent housing.

The monthly goods and services allowance will be reviewed annually so that changes in the cost of living when compared to your home country, as well as in the exchange rate, can be reflected. Payment will begin on the day you take up permanent accommodations in Switzerland and cease on the day you return at the end of your assignment.

Housing and Utility Allowance

Your budget for housing and related utilities in Switzerland will be up to USD 4,500 per month. If you elect housing in Switzerland that results in a cost in excess of this allowance, you agree reimburse VASCO for the difference.

Furniture and Appliances

You will receive a payment of USD 30,000 immediately prior to the start of your assignment to cover furniture whether leased or purchased and to include any shipping cost for purchased items.

Relocation

VASCO will reimburse your travel expenses to your new location. Your reimbursements will be in accordance with VASCO’s business travel policy. Excess baggage costs for an additional 50 kg will also be covered under this agreement.

If your housing arrangements are not completed by the time you reach your location of assignment, VASCO will pay reasonable living costs up to 30 days. These reimbursements will cease when you move into permanent quarters and begin to receive the housing and utility allowance.

Shipment and Storage of Household Goods

VASCO will pay the cost of a reasonable air shipment of personal effects needed in the host country.

Destination Services

VASCO will pay the cost of destination services, up to USD 5,000, to assist with home finding and local orientation.

Cultural Training

Cultural training will assist you and your partner in understanding the culture of the host country, as well as prepare for the highs and lows that typically accompany the international assignment. VASCO will pay for two days of cultural training for you and your partner.

Language Training

You will need language training to build credibility in the workplace and to better navigate your host country. You and your partner will receive 100 hours of language training. As this assignment constitutes a business need you may require more than 100 hours of such training, which will be treated as a business expense.

Tax Equalization Policy

While on assignment the intention is that you will pay the same amount in taxes on your employment income as if you had remained at home. To achieve this, VASCO will withhold from your pay an amount that approximates your home country taxes. This is referred to as hypothetical tax. At the end of the year, the hypothetical tax will be compared with your estimated home country taxes and a settlement made. In return, VASCO will pay all actual home and Switzerland income taxes on your behalf.

A tax preparation service will be available to you and your partner through BDO Seidman LLP. The tax advisor will advise you and VASCO of any adjustment to your hypothetical tax liability and prepare all U.S. and Switzerland tax returns and reconciliation as required by law.

Transportation

You will receive a payment of USD 30,000 immediately prior to the start of your assignment as a car allowance. The decision to lease or buy an automobile (and the residual gain or loss) will be your responsibility.

Loss on Sale of Home Country Autos

VASCO will reimburse for one car for the loss on the sale of the personal automobiles. This loss will be limited to the difference between the wholesale and retail value of the car as determined by a reputable car valuation handbook.

Spousal/Partner Assistance

A maximum allowance of USD 5,000 per year of the assignment may be used to obtain work permits, for professional development and networking, or to maintain licenses or certifications during the assignment period for your partner.

Home Leave

VASCO will pay the cost to return to the U.S. for you and your partner twice during each 12-month period. Reimbursements will be made according to VASCO’s business travel policy. If possible, home leave should be scheduled to coincide with a business trip to the home country to minimize overall travel costs. Alternative travel or cash substitution is not permitted.

Work Schedules/Holidays/Vacation

You will observe the work schedule in effect at your place of assignment. Holidays will be observed in accordance with the customary business practices in Switzerland. You will accrue vacation based on the vacation schedule for the country where you are considered an employee.

Legal Assistance and Fees

VASCO will pay the cost of all legal counsel related to obtaining work permits for you, as well as visas and residency permits for your partner.

Repatriation

At the end of your assignment, VASCO will provide you with a letter describing the terms of your repatriation, including relocation expenses. In addition, VASCO will provide you and your partner with repatriation orientation upon completion of your assignment.

Employment Restrictions—Conflict of Interest

It is understood you will continue to abide by the VASCO code of conduct. In addition, you agree to comply with all applicable laws in Switzerland.

Termination

If the VASCO terminates your assignment while abroad, you and your partner will be relocated to your home. If you are living in leased housing provided by the VASCO, you agree to vacate the housing within 60 days of the termination of the assignment.

In the event of such termination, VASCO will hold you harmless and indemnify you fully for any claims made by third parties for any and all commitments made by you for payments to be made within the timeframes and within the guidelines specified this letter.

Termination will require the settlement as soon as practicable of all outstanding tax, travel, and other advances.

This agreement is made in Illinois in the U.S. and shall be subject to the state and federal laws thereof. In the event any provision of this letter shall be held invalid or unenforceable by reason of law, such invalidity shall not affect or render invalid or unenforceable any other provision of the letter.

Sincerely,

On behalf of VASCO Data Security International, Inc.

/s/ John N. Fox, Jr.
John N. Fox, Jr.
Chairman of the Compensation Committee of VASCO’s Board of Directors

VASCO Data Security International, Inc. I hereby agree and accept this assignment as outlined above. I understand all policies which apply to U.S. domestic employees, including employment at will policy, will also apply to me. I also understand that this is not a Contract of Employment, but an agreement which supplements any existing arrangements.

Signature:	/s/ Clifford K. Bown	Date: 02/27/07
(Clifford K. Bown)

Signature:	/s/ T. Kendall Hunt	Date: 02/27/07
VASCO Data Security International, Inc.